UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2015

ALEXANDER & BALDWIN, INC.

(Exact name of registrant as specified in its charter)

Hawaii	001-35492	45-4849780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440

Honolulu, Hawaii 96801

(Address of principal executive office and zip code)

(808) 525-6611

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On December 31, 2015, due to continuing and significant operating losses stemming from low sugar prices and poor production levels, Alexander & Baldwin, Inc. (the "Company") determined it would cease the cultivation and production of raw and specialty sugar at its Hawaiian Commercial & Sugar Company (“HC&S”) division on Maui. The cessation of sugar operations (the “Cessation”) is expected to result in the eventual layoff of approximately 670 employees on Maui. The Company expects that the final harvest and activities of the Cessation will be substantially completed by the end of 2016.

The Company currently projects recording total pre-tax book charges related to the Cessation in the range of $112 million to $133 million ($68 million to $81 million, net of taxes), which consists of $23 million to $28 million of employee severance and related benefit charges, $69 million to $76 million of accelerated depreciation and asset impairment charges, and $20 million to $29 million of property removal, restoration and other exit-related costs. Of the $112 million to $133 million of total pre-tax book charges mentioned above, approximately $69 million to $76 million will be non-cash charges and approximately $43 million to $57 million will be cash outlays, primarily related to employee severance and compensation benefits and property removal, restoration and other exit-related costs. Net of tax benefits, the cash outlays related to the Cessation will range from approximately $11 million to $21 million. However, the total net cash outlays related to the Cessation are projected to be offset by cash proceeds generated from the final harvest, based on current production estimates and sugar prices.

These projected charges will be substantially recognized over calendar years 2015 and 2016, while the cash impacts will occur over calendar years 2016 and 2017.

The Company is in the early stages of implementing the Cessation and, therefore, actual results, including estimates of cash flows, may differ materially from the estimates provided above. The amount of the estimates provided above are dependent on a number of factors including, but not limited to, the following:

•	Market prices for raw sugar at the time sugar is priced;

•	Total sugar production and number of acres harvested, which are affected by weather and other factors;

•	The volume and pricing of molasses sales;

•	The length of time for which employees are retained, which is affected by the pace of the harvest and other factors;

•	Operational productivity;

•	Negotiations with the union on severance and benefits;

•	The amount and timing of necessary capital expenditures and proceeds from asset dispositions.

This Current Report on Form 8-K contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. Any statements contained in this Current Report on Form 8-K, except to the extent that they contain historical facts, are forward-looking, including statements regarding the amount of the Cessation charges, the expected timing of the Cessation charges, the expected completion of the Cessation activities, and the amount of the cash portion of such Cessation charges that the Company will incur in connection with its Cessation action. Such forward-looking statements involve significant estimates, assumptions, judgments, risks and uncertainties. Many of these statements are derived from the Company’s operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable, or are based on various assumptions about certain plans, activities or events which the Company expects will or may occur in the future. However, it is very difficult to predict the effect of unknown factors, and the Company cannot anticipate all factors that could affect actual results or that may be important to an investor. This Form 8-K should be read in conjunction with A&B’s 2014 Annual Report on Form 10-K and other filings with the SEC through the date of this Form 8-K, which identify important factors that could affect the forward-looking statements in this Form 8-K. We do not undertake any obligation to update our forward-looking statements.

Item 2.06 Material Impairments

The information set forth under Item 2.05 of this Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

As previously disclosed in the Company’s Form 8-K, dated January 6, 2016, the Company will host a webcast meeting to discuss the Cessation on January 7, 2016 at 8:30 a.m. EST. The presentation material to be used in connection with the webcast is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Additionally, the presentation material is available at the Company's website at www.alexanderbaldwin.com.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Presentation material

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDER & BALDWIN, INC.

/s/ Paul K. Ito
Paul K. Ito
Senior Vice President, Chief Financial Officer,
and Treasurer

Dated:    January 7, 2016